EXHIBIT 16.1
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                             Miller & McCollom, CPAs
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                       4350 Wadsworth Boulevard, Suite 300
                           Wheat Ridge, Colorado 80033
                     Phone (303) 424-2020 Fax (303) 424-2828


July 12, 2004


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.
USA  20549

Dear Sir and/or Madam:

We have read the statements about our firm included under Item 4 in the Form 8-K, dated July 9, 2004, of Magnus International Resources Inc. (formerly Gravity Spin Holdings, Inc.) to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in paragraphs 1 and 2. We have no basis to agree or disagree with the statements in paragraph 3.

Yours truly,

/s/ Miller & McCollom

Miller & McCollom



cc: Magnus International Resources Inc.